Exhibit 23.2

BEHRE DOLBEAR

Mineral Industry Advisers Since 1911

February 8, 2024

Robert E. Cameron, Ph.D.

Senior Associate of Behre Dolbear & Company (USA), Inc.

The undersigned hereby consent to (i) the references to, and the information derived from, the technical report entitled TECHNICAL REPORT SUMMARY DAYTON CONSOLIDATED PROJECT LYON COUNTY, NEVADA, USA dated effective November 30, 2022; and (ii) the references, as applicable, to the undersigned names included in or incorporated by reference in their Annual Report for the Fiscal Year ending December 31, 2023 on Form 10-K being filed by Comstock Inc. with the United States Securities and Exchange Commission, and any amendments thereto.

Robert Cameron, Ph.D., a Senior Associate of Behre Dolbear & Company (USA), Inc., is responsible for authoring the Technical Report Summary and has read the Annual Report and consents to references to Robert Cameron, Ph.D. or Behre Dolbear & Company (USA), Inc., as applicable.

Robert E. Cameron, Ph.D., MMSA
Senior Associate of Behre Dolbear & Company, USA, Inc.

Robert E Cameron
01357QP
Mining & Metallurgical
Society of America

Dated: February 8, 2024

H. John Head
Member, Executive Committee
Behre Dolbear Group, Inc.

Dated: February 8, 2024